Putnam RetirementReady Fund Annual 7/31/09

77D

These financial statements report on each fund which may invest in the following Putnam Funds: Putnam Asset
Allocation: Balanced Portfolio, Putnam Asset Allocation:
Conservative Portfolio, Putnam Asset Allocation: Equity
Portfolio, Putnam Asset Allocation: Growth Portfolio,
Putnam Income Strategies Fund and Putnam Money Market Fund
(the underlying Putnam Funds), which are managed by Putnam
Management. Prior to January 26, 2009, each fund may have invested in the following Putnam Funds: Putnam Capital
Opportunities Fund, Putnam Diversified Income Trust, Putnam
Equity Income Fund, The Putnam Fund for Growth and Income,
Putnam High Yield Advantage Fund, Putnam Income Fund,
Putnam Income Strategies Fund, Putnam International Equity
Fund, Putnam International Growth and Income Fund, Putnam
International New Opportunities Fund, Putnam Investors
Fund, Putnam Mid Cap Value Fund, Putnam Money Market Fund,
Putnam Vista Fund and Putnam Voyager Fund. The financial statements of the underlying Putnam Funds contain additional information about the expenses and investments of the underlying Putnam Funds and are available upon request.